Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                As an independent registered public accounting firm, we hereby consent to the use, in the Registration Statement on Form SB-2, of our report dated March 30, 2007, relating to the financial statements of Nascent Wine Company, Inc. as of December 31, 2006 and for the years ended December 31, 2006 and 2005.  We also consent to the reference to our firm under the caption “Experts” in the Prospectus contained in said Registration Statement filed with the Securities and Exchange Commission.

/s/ Gruber & Company LLC
Gruber & Company LLC
Certified Public Accountants

November 12, 2007